Exhibit 10.4

Mack-Cali Realty Corporation
343 Thornall Street
Edison, NJ 08837-2206

December 9, 2008

Mr. Mitchell E. Hersh
c/o Mack-Cali Realty Corporation
343 Thornall Street
Edison, NJ 08837-2206

Re:                               Section 409A Amendments

Dear Mitchell:

As you know, Section 409A of the Internal Revenue Code of 1986, as amended, and Final Regulations under that Section (together referenced herein as “Section 409A”) require that all agreements providing for severance payments and other forms of deferred compensation be amended by the end of this year to the extent the agreements are not in compliance with Section 409A.

A.                                   In order to ensure such compliance, you agree that your Amended and Restated Employment Agreement dated as of July 1, 1999 (the “Employment Agreement”) is hereby amended, effective as of such dates as are set forth in Section C hereof, as follows:

1.                                       Subparagraph 4(c) shall be amended in the penultimate sentence (relating to the timing of gross up payments for Restricted Share Awards) to read as follows:

“In the event vesting occurs with respect to any Restricted Shares as a result of the achievement of the required performance goals, such payment shall be made as soon as practicable after a determination that the performance goals have been achieved but in no event later than 30 days after such determination.”  [New language underlined; deleted language not shown.]

2.                                       Paragraph 7 shall be amended so that the last sentence of the first subparagraph (relating to the Medical Continuation) shall read as follows:

“Executive (and Executive’s dependents) shall also receive continuation of health coverage through the end of the Unexpired Employment Period on the same basis as health coverage is provided by the Company for active employees and as may be amended from time to time (“Medical

Mr. Mitchell E. Hersh

December 9, 2008

Continuation”), and any reimbursements under such plan will be made no later than the last day of the year after the year in which the expense was incurred.”  [New language underlined.]

3.                                       Paragraph 8 shall be amended so that the first sentence of the first subparagraph (relating to payments of certain amounts upon termination) shall read as follows:

“In the event the Company terminates Executive’s employment for any reason other than Cause or Executive terminates his employment for Good Reason, the Company shall pay to Executive and Executive shall be entitled to receive the aggregate of (i) the Fixed Amount and (ii) Vested Incentive Compensation, Total Vested Options and the Vested Option Exercise Election, the Vested Tax Gross-Up Payment, Expense Reimbursement and Medical Continuation at such time as provided in subparagraph 4(c) and Paragraph 7 above.”  [New language underlined.]

4.                                       A new Section 27 shall be added to the end of the Employment Agreement, to read as follows:

“27.                           Section 409A Requirements.  Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to Executive under this Agreement:

(a)           For purposes of Section 409A, (i) each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment,” and (ii) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), which exemption is hereby incorporated by reference.

(b)           If Executive is a “specified employee” as determined by the Compensation Committee of the Board consistent with Section 409A as of his separation from service, to the extent any payment under this Agreement constitutes deferred compensation subject to Section 409A, and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of:  (i) the first day of the seventh month following Executive’s separation from service, or (ii) Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in a lump sum on the first day of the seventh month following Executive’s separation from service.  Such lump sum payments shall include interest from the scheduled payment date to the date of actual payment at an annual rate equal to the prime rate as set forth in the Eastern edition of The Wall Street Journal on the business day immediately preceding Executive’s date of separation from service.  Any payment due under this Agreement upon termination of employment that is subject to Section 409A shall only be

Mr. Mitchell E. Hersh

December 9, 2008

made upon a “separation from service” as that term is defined under Section 409A.

(c)           In the event there is a 6-month delay in payments under subparagraph 27(b) above, the Company shall establish and fund an irrevocable “rabbi” trust, in form and substance reasonable satisfactory to Executive, effective as of the beginning of the 6-month period and ending upon the close of such period, to secure the payment of all such delayed amounts to Executive.

B.                                     In addition, in order to ensure compliance with Section 409A, your Tax Gross-Up Agreement effective as of September 12, 2007 will be amended to revise Sections 1 and 2 thereof, and to add new sections 9 and 10 at the end thereof, as follows:

“1.           Employee shall be entitled to receive a tax gross-up payment (the “Tax Gross-Up Payment”) from the Company with respect to each tax year in which the Restricted Shares granted pursuant to the Restricted Share Award Agreement cease to be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the “date of vesting”).  Each Tax Gross-Up Payment shall be a dollar amount equal to forty-three percent (43%) of the fair market value of the Restricted Shares on the date of vesting, exclusive of dividends.”  [New language underlined; deleted language not shown.]

“2.           The Tax Gross-Up Payment shall be made as soon as practicable following the date of vesting, but in no event later than March 15 of the calendar year following the calendar year in which the date of vesting occurs.”  [New language underlined.]

“9.           Notwithstanding anything in this agreement to the contrary, all payments herein shall be deemed exempt from the definition of deferred compensation under Section 409A and the regulations thereunder to the fullest extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), which exemption is hereby incorporated by reference.”

“10.         If Employee is a “specified employee” as defined in section 409A as of his separation from service, to the extent any payment under this Agreement constitutes deferred compensation under Section 409A, and to the extent required by Section 409A, no payments due under this Agreement as a result of separation from service may be made until the earlier of:  (i) the first day of the seventh month following Employee’s separation from service, or (ii) Employee’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in a lump sum on the first day of the seventh month following Employee’s separation from service.  Such lump sum payments shall include interest from the scheduled payment date to the date of actual payment at an annual rate equal to the prime rate as set forth in the Eastern edition of The Wall Street Journal on the business day immediately preceding Employee’s date of separation from service.  In the event

Mr. Mitchell E. Hersh

December 9, 2008

there is a 6-month delay in payments under this paragraph, the Company shall establish and fund an irrevocable “rabbi” trust, in form and substance reasonably satisfactory to Executive, effective as of the beginning of the 6-month period and ending upon the close of such period, to secure the payment of all such delayed amounts to Executive.”

C.                                     The effective date for the above amendments shall be December 31, 2008, provided, that provisions required to be effective as of an earlier date in order to comply with Section 409A shall be effective as of such earlier date.

If the above changes are acceptable to you, please sign in the space provided below.

Sincerely yours,

Mack-Cali Realty Corporation

	By:	/s/ Barry Lefkowitz
Barry Lefkowitz
Executive Vice President and
Chief Financial Officer

Accepted and Agreed as of the date
of this Letter of Amendment:

/s/ Mitchell E. Hersh
Mitchell E. Hersh